EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77G:
  Defaults and arrears on senior securities

EXHIBIT C:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
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EXHIBIT A:
Independent Auditor's Report

To the Shareholders and Board of Directors of Harris Insight Funds Trust:

In planning and performing our audit of the financial statements of Harris Insight Funds Trust for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Harris Insight Funds Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management and the Board of Directors of Harris Insight Funds Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/KPMG LLP
Philadelphia, PA
February 14, 2003



EXHIBIT B:
ITEM 77G

SECURITY            REASON       DATE OF     AMOUNT/     TOTAL AMOUNT
                                 DEFAULT   $1000 SHARES   OF DEFAULT

WorldCom, Inc.    Bankruptcy    1/15/02      $1,205       $1,249,434
WorldCom, Inc.      "           1/15/02       1,170        1,213,144
WorldCom, Inc.      "           1/15/02         125          129,609
WorldCom, Inc.      "           5/15/02         750          764,348

Enron Corp.         "           7/15/01       1,415        1,452,680
Enron Corp.         "          11/15/01       2,255        2,262,428
Enron Corp.         "           7/15/01          45           46,181
Enron Corp.         "           6/15/01         500          518,375



EXHIBIT C:
Harris Insight Funds Trust (the "Trust")
77K-	On October 29, 2002, PricewaterhouseCoopers LLP
("PwC") was dismissed as independent auditor for the Harris Insight Funds. KPMG, LLP ("KPMG") was selected as the Funds' independent auditor. The Funds' selection of KPMG as its independent auditor was recommended by the Funds' Audit Committee and was approved by the Funds' Board of Trustees.

The reports on the Financial Statements audited by PwC for the years ended December 31, 2001 and 2000 for the Funds did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
There were no disagreements between the Funds and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements of such years, or through October 29, 2002.

The Funds have requested PwC to furnish them with a letter addressed to the SEC stating whether or not it agreed with the above statements. This letter, dated
February 21, 2003, is below.

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February 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Harris Insight
Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77k of Form N-SAR, as part of the Company's N-SAR report dated February 24, 2003. We agree with the statements concerning our Firm in such N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania